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                                                                    EXHIBIT 11.1

                            APS HOLDING CORPORATION
                     COMPUTATION OF INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                   THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                       OCTOBER 25,                 OCTOBER 25,
                                                                   -------------------         ---------------------
                                                                     1997        1996            1997          1996
                                                                   -------      ------         -------       -------
Weighted average shares of common stock outstanding                 13,790      13,741          13,780        13,733
Shares issuable on assumed exercise of stock options                     0         200               0           171
                                                                   -------      ------         -------       -------
Weighted average shares for primary net income per share            13,790      13,941          13,780        13,904
Incremental shares issuable on assumed exercise of stock
    options to reflect maximum dilutive effect                           0           8               0            16
                                                                   -------      ------         -------       -------
Weighted average shares for fully diluted net income per share      13,790      13,949          13,780        13,920
                                                                   =======      ======         =======       =======

Net income (loss)                                                  ($5,266)     $6,100        ($15,852)      $13,418
                                                                   =======      ======         =======       =======

Primary net income (loss) per share                                 ($0.38)      $0.44          ($1.15)        $0.97
                                                                   =======      ======         =======       =======

Fully diluted net income (loss) per share                           ($0.38)      $0.44          ($1.15)        $0.96
                                                                   =======      ======         =======       =======
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